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                                                                     EXHIBIT (b)

              [LOGO OF DONALDSON, LUFKIN & JENRETTE APPEARS HERE]

                                                                     May 4, 1999

                                 CONFIDENTIAL
                                 ------------

Falcon Products Inc.
9387 Dielman Industrial Drive
St. Louis, Missouri 63132

Attention:  Franklin A. Jacobs, Chief Executive Officer

Ladies and Gentlemen:

     You have advised DLJ Bridge Finance, Inc. ("DLJ Bridge"), DLJ Capital Funding, Inc. ("DLJ Capital Funding") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC" and, together with DLJ Capital Funding and DLJ Bridge, the "DLJ Finance Parties") that Falcon Products Inc. (the "Company") intends to acquire (the "Acquisition") through a cash tender offer (the "Tender Offer") all of the outstanding capital stock of Shelby Williams Industries, Inc. (the "Target") at a price of $16.50 per share or $148.3 million in the aggregate. We understand that the Acquisition and Tender Offer will be effected pursuant to the provisions of an Agreement and Plan of Merger among the Company, the Target and a newly-formed wholly-owned subsidiary of the Company (the "Acquisition Subsidiary"). After the consummation of the Tender Offer, there will be a merger (the "Merger") of the Acquisition Subsidiary with and into the Target in which any shares of the Target not tendered prior to the Merger will be cancelled in exchange for the same cash consideration per share paid in the Tender Offer. We further understand that the Tender Offer will be conditioned on, among other things, the tender and purchase of at least that number of shares required to permit the Company to cause the Merger to occur (the "Minimum Shares"). You have also advised us that in connection with the consummation of the Tender Offer certain existing indebtedness in the aggregate principal amount of approximately $21.4 million, plus accrued and unpaid interest thereon, will be refinanced (the "Refinancing") and that approximately $9.0 million in fees and expenses associated with the Acquisition, the Tender Offer, the Merger, the Refinancing and related transactions will be paid. As used herein, the term "Transaction" shall refer collectively to the Acquisition, the Tender Offer, the Merger, the Refinancing and the related transactions. Furthermore, as used herein, the term "Credit Group" shall refer, collectively, to Company and its subsidiaries, including the Target, after giving effect to the Transaction.

     We understand that the total cash proceeds required to consummate the Transaction will be $178.7 million which will be provided as follows: (i) borrowings by the Company of up to $70.0

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million under senior secured credit facilities (the "Senior Facilities")
comprised of (a) $70.0 million amortizing term loan A facility (the "Term Loan Facility"), the proceeds of which Term Loan Facility will be available on the closing date and on the date of the Merger to consummate the Transaction, and
(b) a $50.0 million revolving credit facility (the "Revolving Credit Facility"), which Revolving Credit Facility will be unfunded on the closing date, (ii) proceeds from either (a) the issuance by the Company, for cash, of $100.0 million of senior subordinated debt securities (the "Securities") in a public offering or a Rule 144A private placement or (b) in the event the Company is unable to issue the Securities at or prior to the time of the Transaction, the issuance by the Company, for cash, of $100.0 million of senior subordinated increasing rate notes (the "Bridge Notes"), and (iii) not less than $8.7 million in cash on hand of the Company. You have further advised us that the Revolving Credit Facility will be used to provide for working capital requirements and other corporate purposes of the Company after consummation of the Transaction, including the financing of permitted acquisitions.

     DLJ Bridge is pleased to inform you that it hereby commits (the "Bridge Commitment") that it or one of its affiliates will purchase at the request of the Company the entire amount of Bridge Notes, and DLJ Capital Funding is pleased to inform you that it hereby commits (the "Senior Commitment" and together with the Bridge Commitment, the "Commitments") to provide the entire amount of the Senior Facilities. As used herein, the term "Credit Facilities" shall refer, collectively, to the Senior Facilities and the Bridge Notes.

     DLJ Capital Funding will act as the sole and exclusive advisor and lead arranger in respect of the Senior Facilities (the "Lead Arranger") and will act as syndication agent (the "Syndication Agent") for the lenders thereunder. DLJ Bridge will act as the sole and exclusive advisor and arranger in respect of the Bridge Facilities (the "Bridge Arranger"). Each of DLJ Capital Funding and DLJ Bridge, as Lead Arranger and Bridge Arranger, respectively, hereby confirms its willingness to use reasonable commercial efforts to arrange a syndicate of other financial institutions that will, together with DLJ Capital Funding and DLJ Bridge, participate in the Credit Facilities. The financial institutions (including DLJ Capital Funding and DLJ Bridge) which participate in the Credit Facilities are referred to herein as the "Lenders". The Lead Arranger and the Bridge Arranger will manage all aspects of the syndication, if any, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among potential Lenders and the amounts and distribution of fees among the Lenders. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly set forth herein and in the Fee Letter (as defined below)) will be paid in connection with the Credit Facilities unless you and we shall so agree. The Lead Arranger acknowledges that the Company may request that one or two financial institutions be allocated league table qualifying titles and agrees not to unreasonably withhold its consent to such appointment. You agree actively to assist the Lead Arranger and the Bridge Arranger in completing a syndication satisfactory to it. Such assistance shall include (i) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of the Credit Group, (ii) your using reasonable efforts to make certain members of the management of the Credit Group, as well as its consultants and advisors, are available during regular business hours to answer questions regarding the Credit

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Facilities, (iii) assistance by the Credit Group in the preparation of a confidential informational memorandum to be used in connection with the syndication and (iv) the hosting by the Credit Group of meetings with prospective Lenders.

     DLJ Capital Funding shall be entitled, after consultation with you, to change the structure, terms, pricing or amounts of the Senior Facilities as set forth in Exhibit A hereto if the syndication of the Senior Facilities has not been completed and if DLJ Capital Funding determines that such changes are advisable in order to ensure a successful syndication of the Senior Facilities; provided, however, that the total amount of the Senior Facilities shall remain unchanged. The DLJ Finance Parties reserve the right to propose alternative financing amounts or structures that assure adequate protection for the DLJ Finance Parties and the Lenders. The commitments, undertakings and agreements of the DLJ Finance Parties are subject to and contingent upon agreements in this paragraph.

     The Commitments are also subject expressly to (i) the terms and conditions set forth in this commitment letter, and the respective summaries of terms and conditions and other provisions set forth as Exhibits A through E hereto (collectively, the "Commitment Letter") and the fee letter (the "Fee Letter") executed by the parties hereto on the date hereof and (ii) the execution and delivery of definitive documentation, including without limitation one or more definitive securities purchase agreements (the "Securities Purchase Agreement"), satisfactory to us and covering the matters expressly referred to herein and such other customary matters as we may reasonably request (collectively, the "Definitive Documentation"). In the event any of the foregoing conditions are not satisfied for any reason other than a default or breach by the DLJ Finance Parties in the fulfillment of any of their obligations thereunder, the DLJ Finance Parties reserve the right to either terminate their respective Commitments (and thereafter the DLJ Finance Parties shall have no other or further obligations hereunder or in connection with the Transaction) or to propose alternative financing amounts or structures that assure adequate protection for the DLJ Finance Parties and the Lenders.

     The Company agrees to pay to the DLJ Finance Parties the fees set forth in the Fee Letter in accordance with the terms of the Fee Letter.

     The Commitments are not assignable by you. Nothing in this Commitment Letter, expressed or implied, shall give any person, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim hereunder.

     The Company agrees to indemnify and hold the Indemnified Parties, as defined in Exhibit D hereto, harmless to the extent set forth in Exhibit D hereto, and, upon demand from time to time, to reimburse the Indemnified Parties for all reasonable out-of-pocket costs, expenses and other payments, including but not limited to reasonable legal fees and disbursements incurred or made in connection with the Commitments, and the preparation, execution and delivery of the Definitive Documentation, regardless of whether or not any Definitive Documentation is executed, or the Commitments expire or are terminated.

     The Company hereby represents that (a) all information, other than Projections (as defined below), which has been made available to the DLJ Finance Parties by the Credit Group or any of

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their representatives in connection with the transactions contemplated hereby
(together with information hereafter made available, the "Information") has been reviewed and analyzed by the Company in connection with the performance of its own due diligence and, as supplemented as contemplated by the next sentence, taken as a whole, is (or will be, in the case of Information made available after the date hereof) complete and correct in all material respects and does not (or will not, as the case may be) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made, and (b) all financial projections concerning the Credit Group that have been or are hereafter made available to the DLJ Finance Parties by the Credit Group or any of their representatives in connection with the transactions contemplated hereby (the "Projections") have been (or will be, in the case of Projections made available after the date hereof) prepared in good faith based upon reasonable assumptions. The Company agrees to supplement the Information and Projections from time to time until the closing of the Transaction so that the representation and warranty in the preceding sentence is correct on the closing date of each of the Credit Facilities. In arranging and syndicating the Credit Facilities, we will be using and relying on the Information and the Projections without independent verification thereof. The representations and covenants contained in this paragraph shall remain effective until definitive financing agreements are executed and thereafter the disclosure representations contained herein shall be superseded by those contained in such definitive financing agreements.

     This Commitment Letter and the Fee Letter set forth the entire understanding of the parties as to the scope of the Commitments and obligations of the DLJ Finance Parties hereunder. The Commitments will expire at 5:00 PM New York City time on May 5, 1999 unless accepted prior to such time. The Commitments will also expire at the earlier of (i) the termination of the Acquisition Agreement; (ii) the closing of the Transaction without the funding of the Commitments; (iii) the commencement by any member of the Credit Group of the marketing of any securities or the arrangement of any other financing relating to the Transaction for which DLJSC or one of its affiliates is not sole manager or sole agent, or, in the case of any bank-style senior financing, syndication agent or arranger, as the case may be; or (iv) 5:00 PM New York City time on July 31, 1999 if the closing of the Transaction has not occurred by such time; provided, however, that any term or provision hereof to the contrary notwithstanding all your obligations hereunder in respect of indemnification, confidentiality and fee and expense reimbursement shall survive any termination of the Commitments pursuant to this paragraph.

     This Commitment Letter is delivered to you with the understanding that neither this Commitment Letter, nor the substance hereof, shall be disclosed to any third party (including, without limitation, other lenders, underwriters, placement agents, or advisors or any similar persons), without the prior written consent of the DLJ Finance Parties except in the case of those in a confidential relationship to you, such as legal counsel or accountants, or as required by law or by any court or governmental agency (and in each such event of permitted disclosure as required by law or by court or government agency you agree, to the extent permitted by law, promptly to inform us). The DLJ Finance Parties hereby consent to your disclosure of this Commitment Letter (but not the Fee Letter) on a confidential basis to the Target and its financial and legal advisors for their use in connection with evaluation of your proposal for the Acquisition.

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          This Commitment Letter may not be amended or waived except by an instrument in writing signed by each of the DLJ Finance Parties and the Company.

          This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the making of the Commitments and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and any right to trial by jury in any such suit, action or proceeding.



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          Please indicate your acceptance of the Commitments and your agreement to the matters contained in this Commitment Letter by executing this document and returning it to us prior to the time of expiration set forth above.


                                       Sincerely,

                                       DLJ BRIDGE FINANCE, INC.

                                       /s/ Eric Swanson
                                       --------------------------
                                       By: Eric Swanson
                                       Title:

                                       DLJ CAPITAL FUNDING, INC.


                                       /s/ Eric Swanson
                                       -------------------------
                                       By: Eric Swanson
                                       Title :

Accepted and Agreed to this

5th day of May, 1999

FALCON PRODUCTS INC.

/s/ Franklin A. Jacobs
____________________________
By: Franklin A. Jacobs
Title: Chairman and Chief
       Executive Officer

Encl. Exhibit A - Senior Facilities Term Sheet
      Exhibit B - Bridge Notes Term Sheet
      Exhibit C - Conditions to Closing
      Exhibit D - Indemnification, Etc.
      Exhibit E - Subordination Provisions



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